UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

KOHL’S CORPORATION

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KOHL’S ISSUED THE FOLLOWING PRESS RELEASE ON MARCH 21, 2022

FOR IMMEDIATE RELEASE

KOHL’S MAILS DEFINITIVE PROXY AND SENDS LETTER TO SHAREHOLDERS

•	Kohl’s Board and management team are producing strong results and continuing to successfully execute on the Company’s long-term strategy

•	Kohl’s Board is committed to evaluating opportunities to increase shareholder value

•	Macellum nominees lack the experience necessary to oversee value creation

•	For more information, visit www.KohlsMomentum.com

MENOMONEE FALLS, Wis. (March 21, 2022) – Kohl’s Corporation (NYSE:KSS) (“Kohl’s” or the “Company”) today mailed definitive proxy materials previously filed with the Securities and Exchange Commission (“SEC”) in connection with the Company’s Annual Meeting of Shareholders (the “Annual Meeting”), which is scheduled to be held on May 11, 2022. Kohl’s shareholders of record as of the close of business on March 7, 2022 will be entitled to vote at the Annual Meeting.

In conjunction with the definitive proxy mailing, Kohl’s is providing the following letter from the Company’s Board of Directors to shareholders:

PROTECT THE VALUE OF YOUR INVESTMENT IN KOHL’S – VOTE THE BLUE PROXY CARD TODAY FOR ALL OF KOHL’S HIGHLY QUALIFIED DIRECTOR NOMINEES

Dear Fellow Shareholder:

Your Board and management team are creating significant value. Since the announcement of our new strategy in October 2020, we have made substantial progress in transforming our business and positioning the Company for long-term success. Total shareholder returns over this timeframe have been 146% through January 21, 2022, significantly outperforming the SPDR S&P Retail ETF and the S&P 500.1

Our growth strategy, which we have outlined in this letter, will allow us to drive sustainable and profitable growth and continue to return substantial capital to shareholders. We are already delivering results, as demonstrated by our 2021 performance that included a strong operating margin and record earnings per share.

To ensure we are maximizing shareholder value, your Board is reviewing alternatives through an intentional and ongoing dialog with potential bidders. This process is robust and will be measured against the value creation potential of our compelling standalone plan. Regardless of the outcome of this process, we are excited about the many opportunities ahead for Kohl’s.

The Kohl’s Board is well equipped to protect and grow the value of your investment. Your Board is recently refreshed and has industry-leading experience in areas critical to our business, including e-commerce, retail, apparel, technology, as well as M&A expertise, ensuring that our approach with potential bidders yields optimal results. Importantly, your Board is committed to challenging and supporting the Kohl’s management team as we pursue our strategy, with the goal of delivering value for shareholders.

Unfortunately, one of our shareholders, Macellum Advisors GP, LLC (“Macellum”), is seeking to take control of your Board with a slate of less qualified nominees. Kohl’s is committed to engaging constructively with all our shareholders. However, we believe Macellum’s efforts to take control of Kohl’s are unjustified and unwarranted and highly concerning given Macellum’s intentions to engineer short-term financial actions that could damage the long-term future of the company. We urge you to discard any White proxy card you may receive from Macellum.

[1]	January 21, 2022 is the date certain unsolicited expressions of interest were publicly reported

We strongly recommend that you vote the BLUE Proxy Card today For All thirteen of Kohl’s highly qualified director nominees.

We look forward to engaging with you as the Annual Meeting approaches. As always, we appreciate your investment in Kohl’s, and we thank you for your time and consideration.

Very truly yours,

Michael Bender Peter Boneparth Yael Cosset Christine Day H. Charles Floyd Michelle Gass Margaret Jenkins	Thomas Kingsbury Robbin Mitchell Jonas Prising John E. Schlifske Adrianne Shapira Stephanie A. Streeter Frank Sica[2]

YOUR BOARD AND MANAGEMENT TEAM PRODUCED STRONG RESULTS IN 2021

2021 was a pivotal year for Kohl’s. Highlights include:

We fundamentally restructured the business to be more profitable, delivering all-time record adjusted earnings per share of $7.33, eclipsing our previous record of $5.60 in 2018. Furthermore, we achieved an operating margin of 8.6%, two years ahead of our 2023 targets.

We launched key initiatives to drive growth: We opened the first 200 Sephora at Kohl’s shops, as part of our game-changing partnership to build a leading beauty business. In stores with Sephora at Kohl’s shops, we are seeing a mid-single-digit sales lift, with 25% of customers new to Kohl’s.

We are returning significant capital to shareholders: We returned over $1.5 billion to shareholders last year, more than all of our department store peers combined.

WE HAVE A WINNING STRATEGY TO DRIVE SUSTAINABLE GROWTH

We are building on our strong 2021 results by implementing key initiatives to drive continued momentum and future success.

Building a $2 billion beauty business with Sephora: We are opening an additional 400 Sephora at Kohl’s shops in 2022 and will have at least 850 stores in 2023. This partnership is highly accretive to our operating margin, and we expect a significant return on our investments with a payback period of fewer than 3.5 years.

Accelerating growth in Active and Casual: We will continue to advance our Active leadership by enhancing our portfolio and continuing to grow the strong relationships we have with key national Active brands including Nike, Under Armour and Adidas. We will also amplify our athleisure and outdoor offerings, building on the recent launches of Eddie Bauer, Tommy Hilfiger, Calvin Klein and Lands’ End. We have a pipeline of newness centered around the active and casual lifestyle – delivering inspiration and discovery for customers.

[2]	As previously disclosed, Frank Sica will not stand for re-election to the Board at the 2022 AGM

Refreshing and building new stores: At the core of our omnichannel strategy is our profitable and healthy store base. 99% of our stores are four-wall cash flow positive. We plan to open over 100 stores in the next four years, allowing us to reach more customers in smaller markets, and unlocking a $500+ million sales opportunity with a 15%+ targeted return on investment. Kohl’s stores are instrumental to our digital business, fulfilling 40% of online orders and offering greater conveniences and options to customers shopping online.

Growing digital sales to $8 billion: We are executing plans to grow our digital business from ~$6 billion to $8 billion in sales, benefitting from Sephora and loyalty initiatives as well as converting more store customers to omnichannel, which increases overall productivity.

Driving a data-centric approach to create value: We are increasing our data science capabilities to provide greater relevance to our customers. We are using data to increase our everyday value through our rewards program and make our marketing more personalized and effective. The data science capabilities we continue to build will accelerate our personalization and localization efforts across the business. We are also expanding Kohl’s Media Network as a way to leverage the company’s strong omnichannel capability.

Positioned business for sustainable profitable growth: We are committed to delivering an operating margin of 7% to 8%, which is above our pre-pandemic operating margin in 2019, while continuing to invest in our growth strategy. This, combined with driving sustainable top-line growth, will result in strong EPS growth.

Kohl’s Financial Framework
Sales Growth		Operating Margin		EPS Growth[3]

Low Single Digits %	+	7% to 8%	=	Mid-to-High Single Digits %

Returning Capital to Shareholders
$2.00	$3 Billion	$1 Billion

Annual Dividend in 2022[4]	New Share Repurchase Authorization	Share Repurchases Planned in 2022

YOUR BOARD IS COMMITTED TO EVALUATING OPPORTUNITIES TO INCREASE SHAREHOLDER VALUE

While we have strong confidence in our strategic plan, our Board is testing and measuring it against alternatives. Starting in January, at the direction of the Board and its Finance Committee, Goldman Sachs has engaged with a number of financial sponsors, strategics, and real-estate focused investors regarding a range of potential strategic alternatives involving the Company.

That effort continues and has included:

[3]	Mid-to-high single digits EPS growth off FY22 base
[4]

Kohl’s Board of Directors approved a 100% increase in its quarterly dividend, equating to an annual dividend of $2.00 per share, and authorized a $3 Billion share repurchase authorization on February 28, 2022

•	Engaging with the parties already expressing interest

•	Proactively making outbound calls – engaging with over 20 parties in total

Our Board’s approach is robust and intentional, and the Board is committed to pursuing the path that it believes will maximize shareholder value.

KOHL’S BOARD HAS THE RIGHT SKILLS AND EXPERTISE

Our recently refreshed Board has the right mix of fresh perspectives, industry and financial expertise and institutional knowledge. As part of our agreement with Macellum following last year’s proxy contest, we added three independent directors to the Board, each with significant retail experience.

In total, six new independent directors have joined Kohl’s Board in the last three years. These directors bring highly relevant experience from top roles at leading retail companies including lululemon, Walmart, Burlington, and Kroger. Importantly, six of our board members have served as the CEO of a public company.

MACELLUM’S NOMINEES LACK THE EXPERIENCE NECESSARY TO OVERSEE VALUE CREATION

Macellum is seeking to take control of your Board with a slate of nominees that have inferior capabilities and are not equipped to create value for shareholders:

•	Six of ten nominees have never served on a public company board

•	All of their nominees lack relevant public board exposure to large retail companies

•	None have public company CEO experience

Several of Macellum’s nominees have overseen value destruction and are directly associated with serious corporate issues:

•	One nominee served as a director at 5 companies that filed for bankruptcy either during or after their term

•	Two nominees were senior executives at companies that filed for bankruptcy shortly after their departures

•	One nominee was an Audit Committee member of a SPAC that acquired a fraudulent company with negligible revenue

VISIT WWW.KOHLSMOMENTUM.COM FOR MORE INFORMATION

YOUR VOTE IS IMPORTANT!

Please refer to the enclosed BLUE proxy card for information on how to vote by telephone or by Internet, or simply sign and date the BLUE proxy card and return it in the postage-paid envelope provided.

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor:

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-877-687-1874

BANKS AND BROKERS MAY CALL COLLECT, at 1-212-750-5833

Cautionary Statement Regarding Forward-Looking Information and Non-GAAP Measures

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

In this communication, the Company provides information regarding adjusted diluted earnings per share, which is not a recognized terms under U.S. generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to diluted net income per share as a measure of operating performance. A reconciliation of and adjusted diluted earnings (loss) per share is provided in Appendix A of the Company’s proxy statement filed with the SEC on March 17, 2022. The Company believes that the use of this non-GAAP financial measures provides investors with enhanced visibility into its results with respect to the impact of certain costs. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl’s App, Kohl’s offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company’s environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

Lex Suvanto, (646) 775-8337, lex.suvanto@edelman.com

THE FOLLOWING IS A COMMUNICATION BY JASON KELROY TO CERTAIN ASSOCIATES ON MARCH 21, 2022

March 21, 2022

Dear Team,

Those of you who are Kohl’s shareholders may soon receive the first of several mailings from Kohl’s requesting your vote in the Board of Directors’ election at our Annual Meeting of Shareholders in May. In the coming weeks, you may also receive letters and/or emails from Macellum Capital Management, the hedge fund seeking seats on our Board of Directors. Macellum is asking Kohl’s shareholders to vote for their nominees, rather than the existing members of our Board. As you may remember, we went through a similar situation last year.

The Kohl’s mailings will include Kohl’s BLUE voting card as well as instructions on how to vote your shares. I hope we will have your support for the Company’s slate of director nominees. I encourage you to discard any materials received from Macellum. If you inadvertently vote using Macellum’s white voting card, you will have an opportunity to change your vote by using the Company’s BLUE voting card in the coming weeks.

Earlier this month we were proud to announce fiscal Q4 and 2021 earnings, during which we reported record adjusted earnings per share for the year and outlined significant progress on many of our strategic initiatives. We were also excited to provide further details on these initiatives at our Investor Day a few weeks ago.

As always, we will update you on important developments as appropriate. Thank you all for your continued hard work and dedication.

Sincerely,

Jason Kelroy

General Counsel & Corporate Secretary

This email was sent to all managers and above.

The information in this email is for internal use and is the property of Kohl’s, Inc.

KOHL’S ISSUED THE FOLLOWING PRESS RELEASE ON MARCH 21, 2022

FOR IMMEDIATE RELEASE

Kohl’s Provides Update on Ongoing Review of Expressions of Interest

MENOMONEE FALLS, Wis. (March 21, 2022) – Kohl’s Corporation (NYSE:KSS) (“Kohl’s” or the “Company”) today provided the following update regarding the Board of Directors’ ongoing review of expressions of interest in acquiring the Company.

The Board acknowledged receipt of multiple preliminary indications of interest. The proposals received are non-binding and without committed financing.

The Board has authorized Goldman Sachs to coordinate with select bidders who have submitted indications of interest to assist with further due diligence so that they have the opportunity to refine and improve their proposals and include committed financing and binding documentation.

As announced on February 4, 2022, the Finance Committee of the Board is leading the ongoing review of any expressions of interest. The Finance Committee, which was formed pursuant to the 2021 settlement agreement with Macellum Advisors GP, LLC and other shareholders, is comprised exclusively of independent directors.

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About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl’s App, Kohl’s offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company’s environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

Lex Suvanto, (646) 775-8337, lex.suvanto@edelman.com